Exhibit 5.1

February 4, 2025

Board of Directors

Yoshiharu Global Co.6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

Re:	Resale Registration Statement on Form S-1 of Yoshiharu Global Co.

Ladies and Gentlemen:

We have acted as counsel to Yoshiharu Global Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed on February 4, 2025 and as amended by the Company on the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to 1,600,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of: (i) 31,948 shares of Common Stock as consideration for the Selling Stockholder’s commitment to purchase shares of Common Stock (the “Commitment Shares”) pursuant to the Equity Purchase Agreement, dated January 6, 2025, by and between the Company and the Selling Stockholder (the “EPA”), (ii) 468,052 shares of Common Stock, that the Company may sell and issue, from time to time at its sole discretion (the “Purchase Shares”), pursuant to the EPA and (iii) 1,100,000 shares of Common Stock that the Selling Stockholder may receive pursuant to their conversion of any portion of the outstanding and unpaid principal, interest or other amounts outstanding under the promissory note (the “Note”) issued and sold pursuant to a Securities Purchase Agreement, dated January 5, 2025 (the “Securities Purchase Agreement”), by and between the Company and the Selling Stockholder (the “Conversion Shares” together with the Commitment Shares and the Purchase Shares, the “Shares”), for the account of the selling stockholder identified in the Registration Statement (the “Selling Stockholder”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as securities counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Certificate of Incorporation of the Company;

3.	the Bylaws of the Company;

4.	the Securities Purchase Agreement;

5.	the Note; and

6.	the EPA; and

7.	certain Unanimous Written Consents of the Board of Directors of the Company authorizing the transactions relating to the Securities Purchase Agreement, the Note, and EPA and the issuance of the Shares.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) in the case of the Commitment Shares, the issuance of the Commitment Shares pursuant to the EPA, and (iii) receipt by the Company of the consideration for the Shares specified in the Unanimous Written Consents:

1.	The Commitment Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered in the manner stated in, and in accordance with the terms of, the EPA, will be validly issued, fully paid and non-assessable.

2.	The Purchase Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the consideration therefor in accordance with the terms of the EPA, will be validly issued, fully paid and non-assessable.

3.

The Convertible Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment of the consideration therefor in accordance with the terms of the Securities Purchase Agreement and the Note, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP